Exhibit 99.1

Grayscale® Digital Large Cap Fund and Grayscale® DeFi Fund Announce Quarterly Rebalancing of Funds

New York, Oct. 01, 2021 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest digital currency asset manager, and manager of both Grayscale® Digital Large Cap Fund (OTCQX: GDLC) (the Digital Large Cap Fund) and Grayscale® DeFi Fund (the DeFi Fund), today announced the updated Fund Component weightings for each product in connection with their respective quarterly reviews.

In accordance with the Digital Large Cap Fund’s construction criteria, Grayscale has adjusted the Digital Large Cap Fund’s portfolio by selling certain amounts of the existing Fund Components in proportion to their respective weightings and using the cash proceeds to purchase Solana (SOL) and Uniswap (UNI). This announcement follows the July 2021 news that Grayscale adjusted the Digital Large Cap Fund’s portfolio and purchased Cardano (ADA), and is the first time Solana (SOL) will be included in a Grayscale investment vehicle.

Solana

SOL is the native token of the Solana network, a smart contract platform first conceived by Anatoly Yakovenko in a 2017 whitepaper. Like the Ethereum network, the Solana network is one of a number of projects intended to expand blockchain use beyond just a peer-to-peer money system. The Solana protocol introduced the Proof-of-History (PoH) consensus mechanism as an alternative to pure Proof-of-Stake (PoS) and Proof-of-Work (PoW) blockchains like Ethereum. PoH is intended to provide a transaction processing speed and capacity advantage over traditional PoW and PoS networks, which rely on sequential production of blocks and can lead to delays caused by validator confirmations.

Uniswap

UNI is the native token of the Uniswap network, a decentralized exchange originally conceived in 2016 by Vitalek Buterin, the creator of Ethereum, and later developed in 2018 by Hayden Adams and Uniswap Labs. Uniswap enables trading of digital assets without a central order book by aggregating digital asset trading pairs using smart contracts. On Uniswap, users exchange digital assets with one another by paying a transaction fee to independent market makers called liquidity providers. Holders of UNI have the ability to propose and vote on improvement proposals to adjust features of the Uniswap network.

At the end of the day on October 1, 2021, the Digital Large Cap Fund’s Fund Components were a basket of the following assets and weightings.

•	Bitcoin (BTC), 62.19%
•	Ethereum (ETH), 26.08%
•	Cardano (ADA), 5.11%
•	Solana (SOL), 3.24%
•	Uniswap (UNI), 1.06%
•	Chainlink (LINK), 0.82%
•	Litecoin (LTC), 0.77%
•	Bitcoin Cash (BCH), 0.73%

No new tokens were added or removed from the DeFi Fund. At the end of the day on October 1, 2021, the DeFi Fund’s Fund Components were a basket of the following assets and weightings.

•	Uniswap (UNI), 45.20%
•	Aave (AAVE), 14.11%
•	MakerDAO (MKR), 7.84%
•	SushiSwap (SUSHI), 7.18%
•	Compound (COMP), 6.73%
•	Synthetix (SNX), 6.29%
•	Yearn Finance (YFI), 3.92%
•	Curve (CRV), 3.53%
•	Bancor Network Token (BNT), 3.04%
•	UMA Protocol (UMA), 2.16%

Neither the Grayscale Digital Large Cap Fund nor the Grayscale DeFi Fund generate any income, and both regularly distribute Fund Components to pay for ongoing expenses. Therefore, the amount of Fund Components represented by shares of each fund gradually decreases over time.

For more information, please visit grayscale.com.

This press release is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

About Grayscale® Digital Large Cap Fund
Grayscale Digital Large Cap Fund enables investors to gain exposure to a market-cap weighted portfolio of large-cap digital currencies through a singular investment vehicle without the challenges of buying, storing, and safekeeping digital currencies directly. Through a rules-based portfolio construction methodology derived from the CoinDesk Large Cap Index, the Digital Large Cap Fund targets coverage of the upper 70% of the digital currency market and is re-evaluated each quarter; however, the weightings of each Fund Component change daily and are published around 4:00 p.m. NY-time.*  Additional information on the Index methodology can be found at: https://tradeblock.com/markets/dlcx.

The Digital Large Cap Fund's investment objective is for its Shares to reflect the value of Fund Components held by the Digital Large Cap Fund, less its expenses and other liabilities. To date, the Digital Large Cap Fund has not met its investment objective and the Shares quoted on OTCQX have not reflected the value of Fund Components held by the Digital Large Cap Fund, less the Digital Large Cap Fund's expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at time been substantial.

The Digital Large Cap Fund is an investment vehicle with Shares titled in the investor’s name, providing a familiar structure for financial and tax advisors and easy transferability to beneficiaries under estate laws. Additionally, Shares are eligible to be held in certain IRA, Roth IRA, and other brokerage and investor accounts.

About Grayscale® DeFi Fund
Grayscale Decentralized Finance (DeFi) Fund holds digital assets that make up the CoinDesk DeFi Index. These digital assets are drawn from the universe of investable digital assets native to decentralized finance or DeFi. The Index methodology includes liquid DeFi assets on a market cap-weighted basis and is re-evaluated each quarter; however, the weightings of each Fund Component change daily and are published around 4:00 p.m. NY-time.* Additional information on the Index methodology can be found at https://tradeblock.com/markets/dfx/.

Grayscale intends to attempt to have shares of this new product quoted on a secondary market. However, there is no guarantee this will be successful. Although the shares of certain products have been approved for trading on a secondary market, investors in this new product should not assume that the shares will ever obtain such an approval due to a variety of factors, including questions regulators such as the SEC, FINRA or other regulatory bodies may have regarding the product. As a result, shareholders of this product should be prepared to bear the risk of investment in the shares indefinitely.

 *The compositions of the Digital Large Cap Fund and the DeFi Fund are evaluated on a quarterly basis to remove existing Fund Components or to include new Fund Components in their portfolios, in accordance with the Construction Criteria established by Grayscale or the Index Provider, as applicable.

About Grayscale Investments®
Founded in 2013, Grayscale Investments is the world’s largest digital currency asset manager, with more than $41.5B in assets under management as of October 1, 2021. Through its family of investment products, Grayscale provides access and exposure to the digital currency asset class in the form of a security without the challenges of buying, storing, and safekeeping digital currencies directly. With a proven track record and unrivaled experience, Grayscale’s products operate within existing regulatory frameworks, creating secure and compliant exposure for investors. Grayscale products are distributed by Genesis Global Trading, Inc. (Member FINRA/SIPC, MSRB Registered). For more information, please visit grayscale.com and follow @Grayscale.

Jennifer Rosenthal

press@grayscale.com